Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Colony Capital, Inc. pertaining to the registration of common stock, preferred stock, depositary shares, warrants, and rights and to the incorporation by reference therein of our report dated March 31, 2015 with respect to the consolidated financial statements of CAH Operating Partnership, L.P. and Subsidiaries included in Colony Capital, Inc.’s Annual Report (Form 10-K), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

April 2, 2015